THIRD AMENDMENT AND JOINDER

dated as of November 1, 2011 to the

PARTICIPATION AGREEMENT

dated as of December 15, 2004 among

PRINCIPAL LIFE INSURANCE COMPANY (“Company”), PRINCOR FINANCIAL SERVICES

CORPORATION	(“Contracts	Distributor”),	ALLIANCEBERNSTEIN	L.P.	(“Adviser”),
ALLIANCEBERNSTEIN INVESTMENTS, INC. (“Distributor”) (the “Agreement”).

The parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this Third Amendment and Joinder (this “Amendment”).

Accordingly, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.	Amendment of the Agreement
(a)	Joinder. Principal National Life Insurance Company (“PNL”), an Iowa life insurance company, shall be an additional party to the Agreement as of the date of this Amendment. Contracts Distributor is the principal underwriter with respect to Contracts issued by PNL. All references in the Agreement to the “Company” shall mean PNL, Principal Life Insurance Company, and/or Contracts Distributor, as applicable.
(b)	Consent. PNL agrees to be bound by all of the terms, provisions and conditions contained in the Agreement as of the date of this Amendment.
(c)	Amendment and Restatement of Schedule. Schedule A-1 is hereby amended and restated in accordance with the Amended and Restated Schedule A-1 attached hereto.
2.	Representations

Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

3.	Miscellaneous
(a)	Entire Agreement; Restatement.
	(i)	This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.
	(ii)	Except for any amendment to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. References to the Agreement will be to the Agreement, as amended by this Amendment.

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.
(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

IN WITNESS WHEREOF the parties have executed this Amendment on the respective dates specified below with effect from the date specified first on the first page of this Amendment.

AllianceBernstein L.P.

By: /s/ Emilie Wrapp Secretary

AllianceBernstein Investments, Inc.

By: /s/ Daniel N. Otto Assistant Secretary

Principal Life Insurance Company

By: /s/ Sara Wiener
Director - Product Management

Princor Financial Services Corporation

By: /s/ Mike Beer President

AMENDED AND RESTATED SCHEDULE A-1

dated as of November 1, 2011

SEPARATE ACCOUNTS

Principal Life Insurance Company Separate Accounts: Principal Life Insurance Company Separate Account B Principal Life Insurance Company Variable Life Separate Account

Principal National Life Insurance Company Separate Accounts:

Principal National Life Insurance Company Variable Life Separate Account